Exhibit 99.1

FINAL – FOR IMMEDIATE RELEASE

Editorial Contacts:
Heidi Gilmore Segue Software, Inc. hgilmore@segue.com +1.781.402.1000	Erica McShane PAN Communications segue@pancomm.com +1.978.474.1900

SEGUE SOFTWARE ANNOUNCES PROFITABLE SECOND QUARTER

LEXINGTON, MASS., — July 28, 2004 — Segue Software, Inc. (NASDAQ-SCM: SEGU), the leader in software quality optimization, today announced financial results for the second quarter ended June 30, 2004. The Company reported revenue of $8.0 million for the second quarter ended June 30, 2004, as compared to $7.2 million in the comparable quarter of 2003, which represents an 11 percent increase. Segue® also reported net income applicable to common shares of approximately $0.3 million or $0.03 earnings per share for this quarter as compared to a net loss applicable to common shares of $0.5 million, or a $0.05 per share loss, for the same period last year.

For the six months ended June 30, 2004, Segue reported revenues of $16.1 million, as compared to $14.6 million in revenue for the comparable period in 2003. The Company reported net income applicable to common shares for the six months ended June 30, 2004, of $0.5 million, or $0.05 earnings per share, as compared to a net loss of $0.6 million, or $0.07 per share loss, in the same period in the prior year.

During the second quarter, the Company’s cash position increased $800,000 in addition to a $900,000 increase during the first quarter, to report a $9.2 million cash balance at June 30, 2004.

“Our results are consistent with management’s belief that we have the right corporate strategy and that our turnaround is underway,” said Joseph K. Krivickas, President and CEO, Segue Software. “We believe that we have put in place a plan that will result in a profitable 2004 fiscal year.”

As previously announced, the Company will hold a conference call today at 4:45 p.m. EDT to discuss financial results. Investors, securities analysts and other interested parties who would like to participate in the call should dial 1-888-273-9885 (U.S. only). Interested parties from outside the United States should dial +1-612-332-0637. Digitized replay will be available for two weeks following today’s call and can be accessed by dialing 1-800-475-6701 (U.S only). From outside of the U.S., the number is +1-320-365-3844. The access code for this replay is 739608. Interested parties will also have an opportunity to listen to Segue’s results conference call over the Internet on Segue’s Web site at http://www.segue.com in the “About Segue/Investor Information” page or through Streetevents’ Company Boardroom site at http://www.fulldisclsoure.com. This Internet broadcast will be available live and a replay will be available following completion of the live call for one year thereafter.

About Segue
Segue Software, Inc. (NASDAQ-SCM: SEGU) is a global expert in delivering solutions to define, measure, manage and maintain software quality throughout the entire software application lifecycle. Segue’s Quality Optimization solutions help companies reduce business risk, ensure the deployment of high quality software and increase return on investment. Leading businesses around the world, including many of the Fortune 500, rely on Segue’s innovative Silk family of products to protect their business service levels, competitive edge and brand reputation. Headquartered in Lexington, Mass., with offices across North America and Europe, Segue can be reached at +1-781-402-1000 or www.segue.com.

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Segue is a registered trademark of Segue Software, Inc.

Segue is a registered trademark of Segue Software, Inc.	July 28, 2004

     This press release may contain forward-looking statements, such as our focus in 2004. Forward looking statements are statements which contain predictions or projections of future events or performance, and often contain words such as “anticipates”, “can”, “estimates”, “believe”, “expects”, “projects”, “will”, “might”, or other words indicating a statement about the future. The Company notes that any such forward-looking statements are subject to change and are not guarantees of future performance, and that actual results may differ materially from any such predictions or projections, based on various important factors and including, without limitation, the ability of the Company to continue to achieve positive cash flow and sustain profitability in this difficult economic and business climate; the ability of the Company to close large enterprise orders; the Company’s transition to a new management team; the timing and success of introductions of our new products; continued growth in license revenue; new products and announcements from other companies; the Company’s continued access to capital; and changes in technology and industry standards. Additional information on the factors that could affect the Company’s business and financial results is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Segue Software, Inc.
Consolidated Condensed Balance Sheets
(In thousands, except per share data)
Unaudited

	June 30,	December 31,
	2004	2003
ASSETS:
Current assets:
Cash and cash equivalents	$9,231	$7,495
Accounts receivable, net of allowances of $209 and $268, respectively	4,913	5,607
Other current assets	1,199	1,021

Total current assets	15,343	14,123
Property and equipment, net	776	1,069
Goodwill, net	1,506	1,506
Other assets	945	939

Total assets	$18,570	$17,637

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$746	$1,004
Accrued compensation and benefits	1,709	1,931
Accrued lease obligations on excess space	1,318	1,554
Accrued expenses	969	851
Deferred revenue	9,443	9,015

Total current liabilities	14,185	14,355
Stockholders’ equity:
Preferred stock, par value $.01 per share; 9,000 shares authorized; 869 and 819 shares of Series B and 538 and 508 shares of Series C preferred stock issued and outstanding, respectively	4,303	3,884
Common stock, par value $.01 per share; 30,000 shares authorized; 10,075 and 9,926 shares issued, respectively	101	100
Additional paid-in capital	58,087	58,160
Cumulative translation adjustment	265	309
Unearned Compensation	(55)	—
Accumulated deficit	(57,716)	(58,571)

	4,985	3,882
Less treasury stock, at cost, 145 shares	(600)	(600)

Total stockholders’ equity	4,385	3,282

Total liabilities and stockholders’ equity	$18,570	$17,637

Segue Software, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share data)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenue:
Software	$3,597	$3,194	$7,172	$6,513
Services	4,477	4,042	8,948	8,226

Gross revenue	8,074	7,236	16,120	14,739
Less vendor consideration to a customer	(36)	(58)	(58)	(95)

Net revenue	8,038	7,178	16,062	14,644

Cost of revenue:
Cost of software	92	111	177	175
Cost of services	1,294	1,219	2,606	2,528

Total cost of revenue	1,386	1,330	2,783	2,703

Gross margin	6,652	5,848	13,279	11,941

Operating expenses:
Sales and marketing	3,489	3,543	6,961	7,102
Research and development	1,635	1,457	3,285	2,915
General and administrative	1,046	1,288	2,228	2,351

Total operating expenses	6,170	6,288	12,474	12,368

Income (loss) from operations	482	(440)	805	(427)
Other income (expense)	(5)	—	15	—
Interest income	16	14	37	27

Income (loss) before provision for income taxes	493	(426)	857	(400)
Provision for income taxes	(24)	27	2	124

Net income (loss)	517	(453)	855	(524)
Dividends due on preferred stock	(173)	(68)	(340)	(122)

Net income (loss) applicable to common shares	$344	$(521)	$515	$(646)

Net income (loss) per share — Basic	$0.03	$(0.05)	$0.05	$(0.07)
Net income (loss) per share — Diluted*	$0.03	$(0.05)	$0.05	$(0.07)

Weighted average common shares outstanding — Basic	9,906	9,707	9,869	9,683
Weighted average common shares outstanding — Diluted*	10,633	9,707	10,646	9,683

*	The assumed conversion of preferred shares into common shares is not included because their inclusion would be anti-dilutive.